EXHIBIT 5

October 24, 2002

OSI Systems, Inc.
12525 Chadron Avenue
Hawthorne, CA 90250

Re:    Common Stock of OSI Systems, Inc.

Gentlemen:

We have acted as counsel to OSI Systems, Inc., a California corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s registration statement on Form S-3 (the “Registration Statement”), relating to the registration for resale of 1,531,250 shares of the Company’s Common Stock, no par value per share (the “Common Shares”), which were issued (or are issuable) in connection with the transactions contemplated by the Securities Purchase Agreement, dated October 21, 2002 (the “Agreement”), between the Company and certain investors.

In arriving at the opinions expressed below, we have reviewed the Agreement and the Registration Statement and the Exhibits thereto. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine and that the Common Shares will conform in all material respects to the description thereof set forth in the Registration Statement.

Based on the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the Agreement have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with such authorization and delivered will be validly issued, fully paid, and nonassessable.

The foregoing opinions are limited to the federal law of the United States of America and the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.

Very truly yours,

/s/ RICHMAN, MANN, CHIZEVER, PHILLIPS & DUBOFF